EXHIBIT 99.2

For Immediate Release

KULICKE AND SOFFA INDUSTRIES, INC.

ANNOUNCES PRICING OF

$100 MILLION CONVERTIBLE SUBORDINATED NOTES

Fort Washington, Pa., May 31, 2007 – Kulicke and Soffa Industries, Inc. (Nasdaq: KLIC) today announced the pricing of its $100 million aggregate principal amount of its convertible subordinated notes due 2012 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also granted the initial purchaser an option to purchase an additional $10 million aggregate principal amount of the Notes solely to cover over-allotments. Subject to customary conditions, the offering is expected to close on June 6, 2007.

The Company estimates that the net proceeds from the offering will be approximately $97.3 million, after deducting estimated discounts and expenses if the initial purchaser’s option is not exercised and approximately $107.0 million if that option is exercised in full. The Notes will mature on June 1, 2012.

The Company intends to use up to $40 million of the net proceeds of the offering to purchase shares of its common stock concurrently with the offering, and to use the balance of the proceeds to retire a portion of its 0.5% Convertible Subordinated Notes due 2008 either concurrently with the offering or following the offering.

The Notes will be subordinated unsecured obligations of the Company, will rank junior in right of payment to all existing and future senior indebtedness, will not be guaranteed by the Company’s subsidiaries and will be structurally subordinated in right of payment to all existing and future obligations of the Company’s subsidiaries. The Notes will rank equally with the Company’s existing 0.5% Convertible Subordinated Notes due 2008 and 1.0% Convertible Subordinated Notes due 2010. Additionally, the Notes will pay interest semi-annually at a rate of 0.875% per annum, and will be convertible only upon satisfaction of certain conditions. The Notes will be convertible, under certain circumstances, into cash up to the principal amount of the Notes and with respect to any excess conversion value, into shares of the Company’s common stock. However, the Company may also elect to satisfy its conversion obligation in cash, shares of its common stock or a combination thereof. The initial base conversion price for the Notes will be approximately $14.355 per share (subject to adjustment in certain circumstances), which is equivalent to an initial base conversion rate of approximately 69.6621 shares of common stock per $1,000 principal amount of the Notes. In addition, if at the time of conversion the applicable stock price of the Company’s common stock exceeds the base conversion price, holders may receive up to an additional 34.8311 shares of the Company’s common stock per $1,000 principal amount of Notes, as determined pursuant to a specified formula. Holders of the Notes will have the right to require the Company to repurchase for cash all or some of their Notes upon the occurrence of certain fundamental change transactions. The Notes will not be redeemable at the Company’s option.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

COMPANY CONTACT:        Michael Sheaffer, 215-784-6244, 215-784-6167 fax, msheaffer@kns.com